UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 10, 2019

United States Steel Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-16811	25-1897152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Grant Street,
Pittsburgh, PA 15219-2800
(Address of Principal Executive Offices, and Zip Code)

(412) 433-1121
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	X	New York Stock Exchange
Common Stock	X	Chicago Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.
Export Credit Facility
On December 10, 2019, United States Steel Corporation (the “Corporation”) entered into a credit agreement, (the “Credit Agreement”), by and among the Corporation, KfW IPEX-Bank GMBH (“KfW IPEX-Bank”), as Mandated Lead Arranger and ECA Structuring Bank, KfW IPEX-Bank as Facility Agent, KfW IPEX-Bank as ECA Agent, and the financial institutions listed therein as lenders (each, a “Lender” and together, the “Lenders”), and other parties party thereto from time to time. The purpose of the Credit Agreement is to finance the certain planned upgrades at the Mon Valley Works Project located in Braddock, Pennsylvania. The Credit Agreement makes available two loan facilities, a “Covered Loan” facility not to exceed $250,000,000 and a “Commercial Loan” facility not to exceed approximately $37,545,000. The Credit Agreement is entered into in conjunction with a guarantee agreement (the “OeKB Guarantee”) to be entered into between the Lenders and Oesterreichische Kontrollbank AG, which provides certain guarantees to the Lenders in respect of their commitments under the Credit Agreement and the Project Equipment Supply Agreement dated August 15, 2019 (the “PESA Agreement”) between the Corporation and Primetals (the “Exporter”) entered into in connection with the upgrades at the Mon Valley Works Project. The Credit Agreement contains customary conditions precedent to the funding of loans for facilities of this type, including the issuance of and payment for the OeKB Guarantee, which is expected to occur by year end, and the issuance of letters of indemnity from the Exporter to OeKB and the ECA agent.
The Covered Loan Commitment is made available to fund up to 85% of the amounts payable for goods and services provided by the Exporter that are eligible for support under the OeKB Guarantee, to fund up to approximately $48,808,000 of local expenditures in relation to goods supplied or services rendered by the Exporter and to fund 100% of the premium required to secure the OeKB Guarantee. The Commercial Loan facility is made available to fund the down payment payable to the Exporter prior to any disbursement of funds from the Covered Loan facility. The Corporation is required to repay each loan according to a repayment schedule provided by the Facility Agent and approved by the Corporation. Payment of loans will be due every six months from the “Starting Point of Credit,” which shall be the earlier of the date on which the relevant goods and services are accepted under the PESA Agreement or April 30, 2023. Each loan granted from the Covered Loan facility must be repaid in full within eight years from the Starting Point of Credit. Each loan granted from the Commercial Loan facility must be repaid in full within 5 years from the Starting Point of Credit.
If at any time any portion of the OeKB Guarantee becomes unlawful or invalid, or if at any time the OeKB Guarantor rescinds, suspends, or terminates (or attempts to rescind, suspend, or terminate) any portion of the OeKB Guarantee, each Lender’s Covered Loan commitments are reduced to zero and each Covered Loan outstanding becomes fully due within 30 days. If at any time performance under the PESA Agreement becomes impaired, unlawful or invalid, the Facility Agent may request that the Corporation prepay outstanding loans within 30 days. If the costs under the PESA Agreement against which loans may be drawn are reduced, the Facility Agent may request prepayment in an amount corresponding with the reduction within 30 days.
The Corporation is required to comply with a number of customary covenants, including restrictions on consolidations, mergers or sales of assets, limitations on liens, limitations on sale and leaseback transactions, restrictions on the granting of financial covenants in other debt instruments with senior unsecured and unsubordinated creditors and other customary covenants and related provisions.
The Credit Agreement includes customary events of default and remedies for credit facilities of this nature. If the Corporation does not comply with its financial and other covenants under the Credit Agreement, the Lenders may require the immediate payment of all amounts outstanding under the Credit Agreement and cancel any or all outstanding commitments under the Credit Agreement.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by a copy of the Credit Agreement which will be filed as an exhibit to the Corporation’s annual report on Form 10-K for the period ended December 31, 2019.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Kimberly D. Fast
Kimberly D. Fast
Acting Controller

Dated: December 16, 2019